Exhibit 99.2

PURPLE INNOVATION, INC. 2019 SHORT-TERM CASH INCENTIVE PLAN

The Board of Directors (the “Board”) of Purple Innovation, Inc., for itself and its subsidiaries (collectively “Company”), has adopted this Purple Innovation, Inc. 2019 Short-Term Cash Incentive Plan (the “Plan”) as of May 9, 2019.

1. Purpose of Plan.

The purposes of the Plan are to provide clear focus on the Company’s annual strategic objectives, to align compensation with Company performance, to motivate and reward personal performance, and to retain the talent needed to drive success.

2. Definitions.

(a) “Adjusted EBITDA” with respect to the Plan shall mean the adjustments made to EBITDA as reported by the Company in its 2020 Form 10-K, for the Plan Year (defined below).

(b) “Annual Base Salary” with respect to the Plan Year shall mean the amount of salary paid by the Company to a participant during such Plan Year without reduction for any amounts withheld pursuant to participation in a qualified “cafeteria plan” under Section 125 of the Internal Revenue Code (the “Code”) or a cash or deferred arrangement under Section 401(k) of the Code. Annual Base Salary shall not include any amount paid or accruing to a participant under the Plan, equity awards granted under the Purple Innovation, Inc. 2017 Equity Incentive Plan or any other incentive plan, any extraordinary remuneration, expense allowance, imputed income or any other amounts deemed to be indirect compensation, and any contributions made by the Company to this Plan or any other plan or any other amounts which, in the discretion of the Board, are not considered to be Annual Base Salary for purposes of the Plan.

(c) “Bonus Level” with respect to the Plan shall mean the monetary value used to determine the amount of cash to award as set forth in the Plan, determined by multiplying (x) the percentage set forth in the participation letter issued by the Company to those who are eligible to participate in the Plan by (y) the participant’s Annual Base Salary.

(d) “Payment Date” shall mean the date payments are made under the Plan which shall occur promptly following the filing of the Company’s audited financial results in Form 10-K for the Plan Year.

(e) “Personal Performance Criteria” for participants in the Plan may include one or more criteria as set by the Board in its discretion to promote the Company’s key strategic objectives.

(f) “Plan Year” shall mean calendar year 2019 (January 1, 2019 – December 31, 2019). (If the Plan is extended to apply to subsequent years it shall mean the Company’s fiscal year if then different from the calendar year.)

3. Administration of the Plan.

The Plan is authorized by the Board and shall be administered by the Company under the oversight of the HR & Compensation Committee. All awards made under the Plan shall be approved by the Board. No member of the Board, while serving as such, shall be eligible for participation in the Plan as a director but shall be eligible as an employee if also employed by the Company. The Board shall have exclusive and final authority in all determinations and decisions affecting the Plan and its participants. The Board shall also have sole authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan, to delegate such responsibilities or duties as it deems desirable, and to make any other determination that it believes necessary or advisable for the administration of the Plan including, but not limited to: (i) approving the designation of eligible participants; (ii) determining the percentage to be multiplied by a participant’s Annual Base Salary; (iii) setting the Personal Performance Criteria for each participant; and (iv) determining attainment of performance goals and other material terms.

4. Participation.

Participation in the Plan is limited to key employees who are employed to serve as Senior Vice Presidents, Vice Presidents, Senior Directors, Directors or Managers as determined by the Company’s management, or Board if required by the Bylaws, upon consideration of such factors deemed appropriate in connection with accomplishing the purposes of the Plan. The Board may from time to time designate when a participant ceases to be a participant of the Plan or return to participation in the Plan. Cash awards for new participants during the Plan Year shall be pro-rated for employees who are hired and begin service before the fourth quarter of the Plan Year.

5. Performance Gate Trigger.

For the Plan to activate, the Company must achieve an annual 2019 Net Revenue Target and Adjusted EBITDA Target as these terms are defined in Section 7 below. If the Company does not reach the Minimum Targets set forth in Section 7, no cash awards will be paid to any of the participants under the Plan. This does not preclude management from making individual discretionary bonuses to any person regardless of whether the person is selected to be a participant under this Plan, subject to any needed Board approval.

6. Right to Payment.

Unless otherwise determined by the Board, in its sole discretion, a participant shall have no right to receive a payment under the Plan unless the participant remains in the employ of the Company through and including the Payment Date and remains in good standing with the Company during the Plan Year. No participant shall have a right to more than the amount of an award approved by the Board.

7. Payment.

Subject to the other provisions of the Plan, payment to a participant under the Plan will be made in cash in an amount up to the product determined by multiplying (x) a certain percentage from 50% to 100% by (y) the participant’s Bonus Level. That percentage shall be determined based on whether and the extent to which the Net Revenue Target and Adjusted EBITDA Target both exceed the Minimum Target threshold amounts set forth in the schedule attached as Exhibit A

8. Miscellaneous Provisions.

(a) A participant’s rights and interests under the Plan are personal to the participant and may not be sold, assigned, pledged, or otherwise transferred or encumbered in any manner.

(b) No award will be earned on a pro rata basis for a termination (including for voluntary or involuntary separation, retirement, death or disability) of employment occurring during the Plan Year or before the Payment Date.

(c) Neither the Plan nor any action taken under the Plan shall be construed as giving any employee any right to continued employment with the Company either before or after the Payment Date.

(d) The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold income or other taxes incurred because of payments made under the Plan.

(e) The Board may at any time, and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part prior to any payment under the Plan. Notwithstanding the foregoing, no such action may be taken that affects adversely any of the rights of a participant, without such participant’s consent, to an award that has been paid under the Plan.

(f) The Company has the right to recoup or “clawback” awards paid under this Plan in accordance with the Company’s Clawback Policy in effect at the time.

(g) The Plan shall apply only to the 2019 calendar year and shall not continue thereafter for subsequent years or from year to year, except as hereafter may be determined by the Board.

(h) In the absence of a written employment contract, the relationship between employees and the Company is one of at-will employment. The Plan does not alter this relationship. The Plan will not supersede any specific employment contract obligations the Company may have with a Plan participant.

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